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EXHIBIT 23.2

CONSENT OF RICHTER, USHER & VINEBERG, INDEPENDENT AUDITORS


         We consent to the incorporation by reference in Amendment no. 1 to the Registration Statement (Form S-3) and related prospectus of Alpnet, Inc. pertaining to the registration of 1,022,648 shares of its common stock, our Auditor's Report dated March 3, 2000 with respect to the balance sheets of Alpnet Canada, Inc. as at December 31, 1999 and 1998 and the statements of earnings, deficit and cash flows for each of the years ended December 31, 1999 and 1998, which we have been advised is included in the Annual Report (Form 10-K) of Alpnet, Inc. for the year ended December 31, 1999 and accordingly, by reference in Amendment no. 1 to the Form S-3 Registration Statement filing bearing a pro-forma date of June 16, 2000.


\s\ RICHTER, USHER & VINEBERG


Chartered Accountants


Montreal, Quebec
June 15, 2000